Exhibit 1.1

DUKE REALTY CORPORATION

(an Indiana Corporation)

DUKE REALTY LIMITED PARTNERSHIP

(an Indiana Limited Partnership)

5.5% Senior Notes Due 2016

TERMS AGREEMENT

Dated: As of March 9, 2006

To:	Duke Realty Corporation
Duke Realty Limited Partnership
600 East 96th Street, Suite 100
Indianapolis, IN 46240

Attention:  Mr. Dennis D. Oklak

Ladies and Gentlemen:

We (the “Underwriter”) understand that Duke Realty Limited Partnership, an Indiana limited partnership (the “Operating Partnership”), proposes to issue and sell $25,000,000 aggregate principal amount of its 5.5% Senior Notes Due 2016 (the “Underwritten Securities,” as such term is used in the Underwriting Agreement referred to below). Subject to the terms and conditions set forth or incorporated by reference herein, the Underwriter offers to purchase the Underwritten Securities at the purchase price set forth below.

Underwriter	Principal Amount Of Underwritten Securities
Deutsche Bank Securities Inc	$25,000,000

Total:	$25,000,000

The Underwritten Securities shall have the following terms:

Title of securities:  5.5% Senior Notes Due 2016.

Currency:  U.S. Dollars.

Principal amount to be issued:  $25,000,000.

Current ratings:  Moody’s Investors Service, Inc: Baa1; Standard & Poor’s Rating Service: BBB+.

Interest rate:  5.5% per annum.

Interest payment dates:  March 1 and September 1, beginning September 1, 2006.

Stated maturity date:  March 1, 2016.

Redemption or repayment provisions:  The Underwritten Securities shall be redeemable by the Operating Partnership, in whole or in part, at any time at a redemption price equal to the principal amount of the Underwritten Securities being redeemed plus the Make-Whole Amount, on the terms set forth in the Indenture, dated as of September 19, 1995 (the “Base Indenture”), between the Operating Partnership and J.P. Morgan Trust Company, N.A. (successor in interest to Bank One Trust Company, N.A.), as successor trustee (the “Trustee”) and the Nineteenth Supplemental Indenture, dated as of March 1, 2006 between the Operating Partnership and the Trustee (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture” with respect to the Underwritten Securities contemplated by the Underwriting Agreement).

Delayed Delivery Contracts: Not authorized.

Initial public offering price:  At variable prices to be determined in one or more negotiated transactions.

Purchase price:  Solely for purposes of the offering of the Underwritten Securities, Section 2(b) of the Underwriting Agreement shall be amended and restated in its entirety as follows:

(b)           The price to be paid by the Underwriter for the Underwritten Securities is 97.254% of the principal amount of the Underwritten Securities, plus accrued interest from March 1, 2006 to the date of delivery. Accordingly, the obligation of the Underwriter to purchase and pay for the Underwritten Securities shall be satisfied through the delivery to the Operating Partnership of $24,363,153 in cash (the “Cash Consideration”). The Underwriter shall deliver such Cash Consideration to the Operating Partnership in exchange for, and against delivery of, the Underwritten Securities. Such deliveries shall be made at the offices of Clifford Chance US LLP, 31 West 52nd Street, New York, New York 10019, or at such other place as shall be agreed upon by the Underwriter and the Operating Partnership, at 9:30 a.m. (Eastern time) on the third business day after the date hereof (unless postponed in accordance with the provisions of this Agreement), or such other time not later than ten business days after such date as shall be agreed upon by the Underwriter and the Operating Partnership (such time and date being herein called “Closing Time”).

The payment for the Cash Consideration of the Underwritten Securities shall be made to the Operating Partnership by wire transfer of immediately available funds to a bank account designated by the Operating Partnership.

Other terms:  The Underwritten Securities shall be in the form of Exhibit A to the Supplemental Indenture.

Underwriting Agreement:  Except as expressly provided herein, all the provisions contained in the document attached as Annex A hereto entitled “Duke Realty Corporation and Duke Realty Limited Partnership — Common Stock, Preferred Stock, Depositary Shares and Debt Securities -  Underwriting Agreement”, dated January 5, 2006, are incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Terms defined in such document are used herein as therein defined. Notices to the Underwriter shall be directed to Deutsche Bank Securities Inc., 60 Wall Street, New York, NY 10005, Attention: Keith DeLeon.

Please accept this offer no later than 5 o’clock P.M. (New York City time) on March 10, 2006 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

Very truly yours,

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Erich Mauff
Name: Erich Mauff
Title: Managing Director
Dated: As of March 9, 2006

By:	/s/ Peter Burger
Name: Peter Burger
Title: Director
Dated: As of March 9, 2006

Accepted:

DUKE REALTY CORPORATION

By:	/s/ Howard L. Feinsand
Name: Howard L. Feinsand
Title: Executive Vice President, General Counsel and Secretary
Dated: As of March 9, 2006

DUKE REALTY LIMITED PARTNERSHIP

By:	DUKE REALTY CORPORATION,
its sole General Partner

	By:	/s/ Howard L. Feinsand
Name: Howard L. Feinsand
Title: Executive Vice President, General Counsel and Secretary
Dated: As of March 9, 2006